Exhibit 99.1

Buckeye - 2003 Second Quarter



News Release                    Buckeye Partners, L.P.
NYSE: BPL                       P. O. Box 368
                                Emmaus, PA 18049
                                (800) 422-2825


Contact:  Stephen R. Milbourne                              03-05
     Manager, Investor Relations
     smilbourne@buckeye.com
     (800) 422-2825


   BUCKEYE PARTNERS, L.P. ANNOUNCES 2003 SECOND QUARTER RESULTS,
                  DECLARES QUARTERLY DISTRIBUTION
  AND ANNOUNCES ACQUISITION OF MINORITY INTEREST IN NGL PIPELINE

     Emmaus, PA July 24, 2003 . . . Buckeye Pipe Line Company, the general partner of Buckeye Partners, L.P. (the "Partnership"), today reported that the Partnership's net income for the second quarter of 2003 was $17.6 million, or $0.61 per unit, an increase of 6.7 percent compared with net income of $16.5 million, or $0.61 per unit in the second quarter of 2002. Net income per unit results reflect the issuance of 1,750,000 LP units in a public offering in the first quarter of 2003. Revenue in the second quarter of 2003 was $67.0 million compared with revenue of $61.1 million in the second quarter of 2002. Operating income in 2003 was $25.5 million compared with $24.7 million in the second quarter of 2002.

     Pipeline volume for the second quarter of 2003 was 1,103,000 barrels per day, a 0.2 percent decrease from the second quarter of 2002. A 4.1 percent increase in gasoline volumes was offset by decreases in distillate and jet fuel volumes. Costs and expenses for the second quarter 2003 were $41.5 million compared to $36.4 million for the second quarter of 2002. During the second quarter 2003, expense increases were primarily related to increases in payroll and payroll benefits, power, and outside services.

     William H. Shea Jr., President and Chief Executive Officer of Buckeye Pipe Line Company, the general partner of the Partnership, said, "We are pleased to report solid financial performance by Buckeye in the second quarter of 2003. Revenue, net income, and operating income all increased compared with results achieved in the second quarter of 2002. In addition, earlier this month, Buckeye completed the issuance of $300 million of 4-5/8 percent 10-year senior unsecured notes in a registered offering. The public debt offering, and the issuance of 1.75 million of additional LP units in the first quarter of this year, has strengthened Buckeye's balance sheet and positioned the Partnership for future growth."

     The Board of Directors of Buckeye Pipe Line Company also declared a regular quarterly partnership cash distribution of $0.6375 per unit payable August 29, 2003, to unitholders of record on August 6, 2003. This is the 66th consecutive quarterly cash distribution paid by the Partnership.

     Separately, the Partnership announced that it had entered into a definitive agreement to purchase approximately 20 percent of the partnership interests in West Texas LPG Pipeline Limited Partnership ("WTP") from certain affiliates of the Williams Companies, Inc. (NYSE: WMB) for $28.5 million. WTP owns and operates a pipeline system that delivers natural gas liquids to Mont Belvieu, Texas for fractionation. The natural gas liquids are delivered to the WTP pipeline system from the Rocky Mountain area via connecting pipelines and from gathering fields located in West and Central Texas. The majority owner and operator of WTP are affiliates of Chevron Pipeline Company. The transaction is scheduled to close in August 2003.

     Mr. Shea stated, "We are excited about our entry into the NGL pipeline business through the proposed acquisition of a minority partnership interest in WTP. WTP is one of the premier NGL pipelines delivering product to Mont Belvieu, Texas for further processing. We look forward to working with our partner Chevron to build upon this pipeline system's record of success. Based on WTP's historic financial performance, we expect the transaction to be immediately accretive to the cash flow of Buckeye Partners, L.P."

     Buckeye Partners, L.P., through its subsidiary partnerships, is one of the nation's largest independent pipeline common carriers of refined petroleum products with nearly 3,800 miles of pipeline. The Partnership also operates approximately 1,400 miles of pipeline under agreement with major oil and chemical companies, and owns terminals in Illinois, Indiana, Michigan, New York, Ohio and Pennsylvania. For more information about Buckeye Partners, L.P., visit the Partnership's website at www.buckeye.com.

     Buckeye will host the 2003 second quarter conference call on Friday, July 25, at 10:00 a.m. Eastern Time. Interested parties may listen via the Internet, on either a live or replay basis at http://www.firstcallevents.com/service/ajwz384980277gf12.html. A replay will also be available from July 26, 2003 to July 31, 2003 by dialing (800) 642-1687 Code: 1631778

                             * * * * *
This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section
21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today's date. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership. You should read the Partnership's Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in laws and regulations, including safety, tax and accounting matters; (3) competitive pressures from alternative energy sources; (4) liability for environmental claims; (5) improvements in energy efficiency and technology resulting in reduced demand; (6) labor relations; (7) changes in real property tax assessments; (8) regional economic conditions; (9) market prices of petroleum products and the demand for those products in the Partnership's service territory; (10) disruptions to the air travel system; (11) security issues relating to the Partnership's assets; and (12) interest rate fluctuations and other capital market conditions. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.


Buckeye - 2003 Second Quarter


                             BUCKEYE PARTNERS, L.P.
                          CONDENSED STATEMENT OF INCOME
                     (In Millions, Except Per Unit Amounts)


                                           Three Months         Six Months
                                              Ended               Ended
                                             June 30             June 30
                                           ------------        ------------
                                         2003      2002       2003      2002
                                         ----      ----       ----      ----

Revenue                                $  67.0   $  61.1    $ 132.8   $ 118.0
                                       -------   -------    -------   -------

Costs and Expenses
 Operating expenses                       32.6      28.0       64.7      54.0
 Depreciation and amortization             5.5       5.1       11.0      10.3
 General and administrative                3.4       3.3        6.8       7.0
                                       -------   -------    -------   -------
  Total costs and expenses                41.5      36.4       82.5      71.3
                                       -------   -------    -------   -------

Operating Income                          25.5      24.7       50.3      46.7
                                      --------   -------    -------   -------

Other income (expenses)
 Investment income                         0.6       0.1        1.1       0.7
 Interest and debt expense                (4.9)     (5.3)     (10.1)    (10.6)
 Minority interest and other              (3.6)     (3.0)      (7.0)     (5.9)
                                       -------   -------    -------   -------
  Total other income (expenses)           (7.9)     (8.2)     (16.0)    (15.8)
                                       -------   -------    -------   -------

Net Income                             $  17.6   $  16.5    $  34.3   $  30.9
                                       =======   =======    =======   =======

Net Income per unit                    $  0.61      0.61    $  1.21   $  1.14
                                       =======   =======    =======   =======

Average Number of units                   28.9      27.2       28.4      27.2

Pipeline Operating Data

Volume (thousand barrels / day)        1,103.0   1,104.7    1,111.3   1,081.1

Barrel-miles (billions)                   13.1      13.2       25.2      25.1

Average tariff rate (cents / barrel)      55.5      53.3       54.4      52.8


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